Exhibit 99.1

Loxo Oncology Announces First Quarter 2016 Financial Results

STAMFORD, Conn., May 4, 2016 — Loxo Oncology, Inc. (Nasdaq:LOXO), a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers, today reported financial results for the first quarter ended March 31, 2016. Loxo Oncology will not be conducting a conference call in conjunction with this earnings release.

“With cash runway well into 2018, we are nicely positioned to bring our programs through new and meaningful milestones,” said Josh Bilenker, M.D., chief executive officer of Loxo Oncology. “In the first half of 2016, we were able to show continued and durable efficacy for LOXO-101 in TRK fusion cancer patients as part of our Phase 1 update at AACR. For the remainder of the year, we will continue to focus on Phase 2 enrollment, moving our highly selective RET inhibitor into the clinic, and advancing our TRK resistance program towards an IND filing. We look forward to providing an update on our Phase 2 enrollment progress by the end of the year.”

Recent Highlights

Presented Data from Phase 1 Study of LOXO-101 at the American Association for Cancer Research (AACR) Annual Meeting

In April, Loxo Oncology presented updated data from the Phase 1 trial at the 2016 AACR Annual Meeting in New Orleans. Key findings from the presentation included:

•                  As of the March 25, 2016 data cutoff date, six patients with TRK fusion cancers had been evaluated for response across five different tumor types; all six had demonstrated significant tumor regressions, with five achieving a confirmed response by standard RECIST criteria.

•                  No TRK fusion patients had progressed, with one patient in cycle 14, two patients in cycle 10, and three patients in cycle 7, as of the data cutoff date (1 cycle = 28 days).

•                  Five of the six patients, all of whom remain on study, are being treated at or below the Phase 2 dose of 100mg BID.

•                  Adverse events reported regardless of attribution to study drug were generally consistent with those previously presented. Adverse events included fatigue (33 percent), constipation (23 percent) and dizziness (23 percent). Grade 3 adverse events included fatigue, constipation, anemia, increased liver enzymes, dyspnea, abdominal pain, hypertension, hyperkalemia, delirium, pleural effusion and syncope.

Published Case Report of First Pediatric Response to LOXO-101 in the Journal Pediatric Blood and Cancer

In April, Loxo Oncology published a case report in the online edition of the peer-reviewed journal Pediatric Blood and Cancer, co-authored with Nemours Children’s Hospital, Northwestern University and St. Jude Children’s Research Hospital, describing a partial response in the first patient with a TRK fusion cancer enrolled in the pediatric Phase 1 dose-escalation trial of LOXO-101. Key highlights include:

•                  The report describes a 16-month old female patient with advanced infantile fibrosarcoma (IFS), a rare pediatric cancer. Genetic testing revealed an ETV6-NTRK3 fusion, which is frequently found in IFS.

•                  At the end of cycle 1 (day 28), imaging of the brain and neck showed tumor regression of more than 90 percent from baseline.

•                  Repeat scans at the end of cycle 2 showed a continued decrease in tumor volume. During the preparation of the manuscript, the patient was in study cycle 5 (~5 months), with a confirmed partial response by standard RECIST criteria

•                  The patient experienced no adverse events related to LOXO-101 and was beginning to achieve normal developmental milestones.

Upcoming Milestones

Loxo Oncology continues to make significant progress across its drug development pipeline. Upcoming milestones are expected to include:

•                  Continued enrollment of the LOXO-101 Phase 2 global, multi-center, single-arm, open-label basket trial in adult patients with solid tumors that harbor a TRK fusion; enrollment update expected in the second half of 2016.

•                  Initiation of a Phase 1 study of a selective RET inhibitor expected in late 2016 or early 2017.

•                  Initiation of a Phase 1 study of next-generation TRK inhibitor LOXO-195, addressing previously treated patients with acquired resistance, in 2017. LOXO-195 is designed to retain potency against a common resistance mutation that has been described in two separate patients who have progressed on a competitor’s TRK inhibitor.

First Quarter 2016 Financial Results

As of March 31, 2016 Loxo Oncology had aggregate cash, cash equivalents and investments of $144.8 million, compared to $153.9 million as of December 31, 2015.

Loxo Oncology continues to expect cash burn of $48 to $52 million in 2016, and based on the current operating plan, the company believes existing capital resources will be sufficient to fund anticipated operations well into 2018.

Research and development expenses were $8.4 million for the first quarter of 2016 compared to $3.8 million for the first quarter of 2015. This increase was primarily due to expanded clinical development activities for LOXO-101 and additional full-time equivalents and other support dedicated to discovery, preclinical, and manufacturing activities at Array BioPharma. Loxo Oncology also recognized research and development-related stock-based compensation expense of $0.3 million during the first quarter of 2016 compared to $0.5 million for the first quarter of 2015.

General and administrative expenses were $3.4 million for the first quarter of 2016 compared to $2.4 million for the first quarter of 2015. The increase was due to increases in employment costs and professional fees. Loxo Oncology also recognized general and administrative-related stock-based compensation expense of $1.0 million during the first quarter 2016 compared to $0.6 million for the first quarter 2015.

Net loss was $11.6 million and $6.2 million for the first quarters 2016 and 2015, respectively.

About LOXO-101

LOXO-101 is a potent, oral and selective investigational new drug in clinical development for the treatment of patients with cancers that harbor abnormalities involving the tropomyosin receptor kinases (TRKs). Growing research suggests that the NTRK genes, which encode for TRKs, can become abnormally fused to other genes, resulting in growth signals that can lead to cancer in many sites of the body. In an ongoing Phase 1 clinical trial, LOXO-101 has demonstrated encouraging preliminary efficacy. LOXO-101 is also being evaluated in a global Phase 2 multi-center basket trial in patients with solid tumors that harbor TRK gene fusions and a Phase 1 trial in pediatric patients. For additional information about the LOXO-101 clinical trials, please refer to www.clinicaltrials.gov. Interested patients and physicians can contact the Loxo Oncology Physician and Patient Clinical Trial Hotline at 1-855-NTRK-123.

About Loxo Oncology

Loxo Oncology is a biopharmaceutical company innovating the development of highly selective medicines for patients with genetically defined cancers. Our pipeline focuses on cancers that are uniquely dependent on single gene abnormalities, such that a single drug has the potential to treat the cancer with dramatic effect. We believe that the most selective, purpose-built medicines have the highest probability of maximally inhibiting the intended target, thereby delivering best-in-class disease control and safety. Our management team seeks out experienced industry partners, world-class scientific advisors and innovative clinical-regulatory approaches to deliver new cancer therapies to patients as quickly and efficiently as possible. For more information, please visit the company’s website at www.loxooncology.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Financials

LOXO ONCOLOGY, INC.

Condensed Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,547	$68,177
Short-term investments	97,296	85,715
Prepaid expenses with related party	—	922
Other prepaid expenses and current assets	2,411	1,830
Total current assets	147,254	156,644
Property and equipment, net	303	88
Other assets	496	726
Total assets	$148,053	$157,458
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$758	$269
Accrued expenses and other current liabilities	2,147	2,584
Total liabilities	2,905	2,853
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 125,000,000 shares authorized; 19,690,710 and 19,577,707 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	223,540	221,457
Accumulated deficit	(78,435)	(66,838)
Accumulated other comprehensive income (loss)	41	(16)
Total stockholders’ equity	145,148	154,605
Total liabilities and stockholders’ equity	$148,053	$157,458

LOXO ONCOLOGY, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months	Three Months
	Ended	Ended
	March 31, 2016	March 31, 2015

Operating expenses:
Research and development with related party	$—	$1,918
Research and development	8,356	1,915
General and administrative	3,394	2,392
Total operating expenses and loss from operations	(11,750)	(6,225)
Interest income, net	153	43
Net loss	$(11,597)	$(6,182)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.59)	$(0.38)
Weighted average shares outstanding, basic and diluted	19,544,748	16,474,269

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Contacts for Loxo Oncology, Inc.

Company:
Jacob S. Van Naarden
Chief Business Officer

jake@loxooncology.com

Investors:

Peter Rahmer
The Trout Group, LLC
646-378-2973
prahmer@troutgroup.com

Media:

Dan Budwick
Pure Communications, Inc.
973-271-6085
dan@purecommunicationsinc.com